Exhibit 99.1

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376
FIRST POTOMAC REALTY TRUST COMPLETES PRIVATE PLACEMENT
OF $75.0 MILLION IN SENIOR UNSECURED NOTES
BETHESDA, Md. — (June 22, 2006) — First Potomac Realty Trust (NYSE:FPO) today announced that it has completed a private placement of unsecured Senior Notes totaling $75.0 million. The transaction is comprised of $37.5 million in 7-year Series A Senior Notes bearing a fixed interest rate of 6.41% and $37.5 million in 10-year Series B Senior Notes bearing a fixed interest rate of 6.55%. Interest on the Senior Notes is payable semi-annually. The proceeds of the Senior Notes placement will be used for general corporate purposes, including the repayment of outstanding indebtedness. KeyBanc Capital Markets served as placement agent for the transaction.
Barry H. Bass, First Potomac’s chief financial officer, stated, “Our ability to efficiently place these unsecured notes through a private placement provides us with another source of attractively priced, fixed-rate capital with which we can continue to fund our acquisition program.”
About First Potomac Realty Trust
First Potomac Realty Trust is a real estate investment trust (REIT) that focuses on owning and operating industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 123-building portfolio totaling approximately 9.1 million square feet. The Company’s largest tenant is the U.S. Government.
First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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7600 Wisconsin Avenue, 11th Floor     •     Bethesda, MD 20814      •     Phone: (301) 986-9200     •      Fax: (301) 986-5554